As filed with the Securities and Exchange Commission on November 23, 2016

Registration No.____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SMITH-MIDLAND CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	54-1727060 (I.R.S. Employer Identification No.)

P.O. Box 300, 5119 Catlett Road

Midland, Virginia 22728

(Address of principal executive offices)

2016 Equity Incentive Plan

(Full title of the plan)

Rodney I. Smith, President

Smith-Midland Corporation

P.O. Box 300, 5119 Catlett Road

Midland, Virginia 22728

540-439-3266

(Name and address & phone no. of agent for service)

Copy to:

Gary T. Moomjian, Esq.

Moomjian, Waite & Coleman, LLP

100 Jericho Quadrangle

Suite 208

Jericho, NY 11753

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer, accelerated filer and smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)(3)	Proposed maximum aggregate offering price (2)(3)	Amount of registration fee
Common Stock, par value $.01	400,000	$4.99	$1,996,000	$231.34

(1) Represents the shares of common stock, par value $.01 per share (“Common Stock”), of Smith-Midland Corporation issuable pursuant to the Smith-Midland Corporation 2016 Equity Incentive Plan. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also being registered such indeterminable number of additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions contained in such plan.

(2) Estimated solely for the purpose of calculating the registration fee.

(3) Computed in accordance with Rule 457(c) and 457(h), based upon the average of the high and low prices for the Common Stock reported on the OTCQX Bulletin Board on November 22, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to “employees” (as such term is defined in paragraph 1(a) of General Instruction A to Form S-8) as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933 (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

This Registration Statement relates to the registration of 400,000 shares of common stock, par value $.01 per share, of Smith-Midland Corporation (the “Registrant”) reserved for issuance under the Registrant’s 2016 Equity Incentive Plan.

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference the documents listed below previously filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Commission on March 28, 2016, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

2.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the Commission on May 12, 2016.

3.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the Commission on August 11, 2016.

4.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed with the Commission on November 14, 2016

5.	The Registrant’s Current Reports on Form 8-K, filed with the Commission on each of March 30, 2016, May 18, 2016, June 1, 2016, July 14, 2016, July 27, 2016, August 12, 2016, August 16, 2016, October 19, 2016 and November 15, 2016.

6.	The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on January 24, 2003, including any amendment(s) or report(s) filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, among other things, and subject to certain conditions, authorizes the Registrant to indemnify its officers and directors against certain liabilities and expenses in connection with claims made against them as a result of being an officer or director.

In addition, the Registrant’s Certificate of Incorporation, as amended to date, eliminates, in certain circumstances, the personal liability of directors of the Registrant for monetary damages resulting from breaches of their fiduciary duties as directors except, pursuant to the limitations of the Delaware General Corporation Law, (i) for any breach of a director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or any amendatory or successor provisions thereto, or (iv) with respect to any transaction from which a director derived an improper personal benefit. The Registrant’s By-Laws provide indemnification to directors, officers, employees, and agents, including against claims brought under state or Federal securities laws, to the fullest extent allowable under Delaware law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Set forth below are all exhibits to the Registration Statement:

Exhibit
Number	Description
4.1	Smith-Midland Corporation 2016 Equity Incentive Plan (incorporated by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed on October 19, 2016).
5.1	Opinion of Moomjian, Waite & Coleman, LLP.
23.1	Consent of BDO USA, LLP.
23.2	Consent of Moomjian, Waite & Coleman, LLP (included in legal opinion filed as Exhibit 5.1).

Item 9. Undertakings.

(a)        The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A)             Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement;

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Virginia, on this 23rd day of November, 2016.

SMITH-MIDLAND CORPORATION

By:	/s/ Rodney I. Smith
	Name:	Rodney I. Smith
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rodney I Smith	Director,	November 23, 2016
Rodney I. Smith	Chief Executive Officer
(Principal Executive Officer)

/s/ Ashley B. Smith	Director	November 23, 2016
Ashley B. Smith

/s/ Wesley A. Taylor	Director	November 23, 2016
Wesley A. Taylor

/s/ G.E. Borst	Director	November 23, 2016
G.E. Borst

/s/ Richard Gerhardt	Director	November 23, 2016
Richard Gerhardt

/s/ William A. Kenter	Chief Financial Officer	November 23, 2016
William A. Kenter	(Principal Financial Officer)

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Smith-Midland Corporation 2016 Equity Incentive Plan (incorporated by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed on October 19, 2016).
5.1	Opinion of Moomjian, Waite & Coleman, LLP.
23.1	Consent of BDO USA, LLP.
23.2	Consent of Moomjian, Waite & Coleman, LLP (included in legal opinion filed as Exhibit 5.1).